Exhibit 99.1

Kaiser Aluminum Corporation Reports

Third Quarter 2024 Financial Results

Third Quarter 2024 Highlights:

o
Net Sales $748 Million; Conversion Revenue $362 Million
o
Net Income $12 Million; Net Income per Diluted Share $0.74
o
Adjusted Net Income $8 Million; Adjusted Net Income per Diluted Share $0.51
o
Adjusted EBITDA $50 Million and Adjusted EBITDA Margin 13.9%; Inclusive of $4 Million GAAP LIFO Charge
o
Declared Quarterly Dividend of $0.77

FRANKLIN, Tenn., October 23, 2024 - Kaiser Aluminum Corporation (NASDAQ: KALU) (the "Company" or "Kaiser"), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced third quarter 2024 results.

Management Commentary

"We continued to make strong progress on our strategic initiatives in the third quarter and delivered stable financial performance despite mixed market conditions," said Keith A. Harvey, President and Chief Executive Officer. "Specifically, we continue to execute on our margin expansion plan, which we expect will lead to improved financial performance. Importantly, the performance enhancements at our Warrick packaging facility, including the associated capital expenditures, will be complete by the end of this year, providing a clear path to sustained margin improvement. Across the rest of our business, we are well-positioned with industry-leading products, serving a strong base of customers across diversified end markets. We are optimistic about the coming year and our ability to continue to advance our strategic plan by making further operational and efficiency improvements, maintaining our disciplined approach to investing capital to meet the needs of our customers, and ultimately delivering profitable growth to our shareholders.”

Third Quarter 2024 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Shipments (millions of lbs.)	292	299	880	913

Net sales	$748	$744	$2,259	$2,365
Less: Hedged cost of alloyed metal[1]	(386)	(387)	(1,161)	(1,260)
Conversion revenue	$362	$357	$1,098	$1,105

Realized price per pound ($/lb.)
Net sales	$2.56	$2.48	$2.57	$2.59
Less: Hedged cost of alloyed metal	(1.32)	(1.29)	(1.32)	(1.38)
Conversion revenue	$1.24	$1.19	$1.25	$1.21

As reported
Operating income	$17	$19	$66	$74
Net income	$12	$5	$40	$40
Net income per share, diluted[2]	$0.74	$0.34	$2.44	$2.46

Adjusted[3]
Operating income	$21	$20	$80	$78
EBITDA[4]	$50	$48	$166	$158
EBITDA margin[5]	13.9%	13.3%	15.1%	14.3%
Net income	$8	$7	$36	$35
EPS, diluted[2]	$0.51	$0.46	$2.18	$2.14

1.
Hedged cost of alloyed metal for the quarters ended September 30, 2024 and September 30, 2023 included $383.6 million and $380.0 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $2.1 million and $6.5 million in the quarters ended September 30, 2024 and September 30, 2023, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income. Hedged cost of alloyed metal for the nine months ended September 30, 2024 and September 30, 2023 included $1,158.6 million and $1,245.6 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $2.2 million and $14.8 million in the nine months ended September 30, 2024 and September 30, 2023, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income.
2.
Diluted shares for EPS are calculated using the two-class method for the quarter and nine months ended September 30, 2024 and the treasury stock method for the quarter and nine months ended September 30, 2023.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Third Quarter 2024 Financial Highlights

Net sales for the third quarter 2024 increased to $748 million compared to $744 million in the prior year period, driven primarily by improved pricing.

Conversion revenue for the third quarter 2024 was $362 million, reflecting a 1% increase compared to the prior year period.

•
Net sales for aerospace/high strength applications were $213 million, and conversion revenue was $128 million, a 5% decrease driven primarily by a 7% decrease in shipments over the prior year quarter, reflecting the broader supply chain challenges in the market.
•
Net sales for packaging applications were $320 million, and conversion revenue was $128 million, reflecting a 9% increase over the prior year quarter due mainly to improved product mix and pricing, partially offset by a 2% decrease in shipments as the Company continued to stabilize production levels following the second quarter outage and destocking period earlier in the year. Underlying demand continued to strengthen during the quarter.
•
Net sales for general engineering applications were $151 million, and conversion revenue was $76 million, reflecting a modest year-over-year increase on a 5% increase in shipments as pricing remained relatively stable despite uneven demand and import pressures.
•
Net sales for automotive extrusions were $62 million, and conversion revenue was $29 million, reflecting a 3% increase driven by improved pricing and product mix.

Reported net income for the third quarter 2024 was $12 million, or $0.74 income per diluted share, compared to net income and income per diluted share of $5 million and $0.34, respectively, in the prior year period. Excluding the impact of a pre-tax, non-run-rate charge of $4 million and a non-operating, non-run-rate gain of $9 million, adjusted net income was $8 million for the third quarter 2024, compared to adjusted net income of $7 million in the prior year period. Adjusted net income per diluted share was $0.51 for the third quarter 2024, compared to adjusted net income per diluted share of $0.46 for the third quarter 2023.

Adjusted EBITDA of $50 million in the third quarter 2024 increased $2 million compared to the prior year period. Adjusted EBITDA as a percentage of conversion revenue was 13.9% in the third quarter 2024 compared to 13.3% in the prior year period. The increase in adjusted EBITDA and margin for the third quarter 2024 was driven primarily by an increase in conversion revenue, partially offset by an increase in energy costs and a higher GAAP LIFO charge.

Cash Flow and Liquidity

Adjusted EBITDA of $166 million reported in the first nine months of 2024 and cash on hand funded $47 million of working capital, $125 million of capital investments, $31 million of interest payments and $38 million of cash returned to stockholders through quarterly dividends.

As of September 30, 2024, the Company had cash and cash equivalents of $46 million and borrowing availability under the Company's revolving credit facility of $549 million, providing total liquidity of $595 million. There were no outstanding borrowings under the revolving credit facility as of September 30, 2024.

On October 15, 2024, the Company announced the declaration of a quarterly cash dividend of $0.77 per share, which will be paid on November 15, 2024 to stockholders of record as of the close of business on October 25, 2024.

2024 Outlook

The Company expects demand to be consistent with its previous expectations for the balance of 2024. In aerospace/high strength applications, the Company remains cautious on its near-term outlook due to the timing of certain customer commercial and labor negotiations which may have a short-term impact on demand and shipments. In the packaging end market, industry momentum and performance improvements at the Company’s Warrick facility are expected to continue as it nears the completion of its fourth coating line investment, which will drive margin improvement starting in 2025. In general engineering, destocking within the Company’s long products has concluded with shipment levels now in better alignment with end market demand. In automotive extrusions, the Company is maintaining a positive outlook as production for light and heavy truck and sport utility vehicle platforms has outpaced broader automotive production rates.

Accordingly, for the full year 2024, the Company continues to expect overall conversion revenue to remain stable with growth up to 1% compared to 2023. Adjusted EBITDA margin, less the full year impact from GAAP LIFO charges, is expected to improve 50 to 100 basis points compared to 2023, as it continues to implement cost reduction measures in its operations, increase manufacturing efficiencies and execute its strategic growth initiatives.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 24, 2024, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its third quarter 2024 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813 and accessed internationally at (201) 689-8573. The conference call ID number is 13747332. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, cyclicality, reshoring, labor challenges, supply interruptions, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets we serve; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2023. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$747.7	$743.6	$2,258.6	$2,365.3
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	671.8	665.2	2,005.2	2,114.7
Depreciation and amortization	29.0	27.2	86.8	79.9
Selling, general, administrative, research and development	28.8	30.5	93.0	92.4
Restructuring costs	0.7	1.6	7.6	4.2
Other operating charges, net	—	—	0.4	—
Total costs and expenses	730.3	724.5	2,193.0	2,291.2
Operating income	17.4	19.1	65.6	74.1
Other (expense) income:
Interest expense	(10.7)	(11.4)	(33.3)	(35.4)
Other income (expense), net	8.7	(2.2)	19.1	8.9
Income before income taxes	15.4	5.5	51.4	47.6
Income tax provision	(3.4)	(0.1)	(11.7)	(8.0)
Net income	$12.0	$5.4	$39.7	$39.6
Net income per common share:
Basic	$0.75	$0.34	$2.47	$2.48
Diluted[2]	$0.74	$0.34	$2.44	$2.46
Weighted-average number of common shares outstanding (in thousands):
Basic	16,087	15,995	16,062	15,970
Diluted[2]	16,335	16,154	16,291	16,110

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2024 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the two-class method for the quarter and nine months ended September 30, 2024 and the treasury stock method for the quarter and nine months ended September 30, 2023.

Summary of Cash Flows - Consolidated

(Unaudited)1

(In millions of dollars)

	Nine Months Ended September 30,
	2024	2023
Total cash provided by (used in):
Operating activities	$123.7	$137.6
Investing activities	$(118.6)	$(105.0)
Financing activities	$(41.8)	$(41.2)

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2024 for detail regarding the items in the table.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of September 30, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$45.7	$82.4
Receivables:
Trade receivables, net	370.2	325.2
Other	0.9	12.4
Contract assets	62.0	58.5
Inventories	473.9	477.2
Prepaid expenses and other current assets	42.2	34.5
Total current assets	994.9	990.2
Property, plant and equipment, net	1,100.4	1,052.1
Operating lease assets	27.6	32.6
Deferred tax assets, net	6.3	6.0
Intangible assets, net	46.6	50.0
Goodwill	18.8	18.8
Other assets	116.8	117.7
Total assets	$2,311.4	$2,267.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$275.4	$252.7
Accrued salaries, wages and related expenses	51.9	53.0
Other accrued liabilities	54.9	64.3
Total current liabilities	382.2	370.0
Long-term portion of operating lease liabilities	25.2	29.2
Pension and other postretirement benefits	77.6	76.8
Net liabilities of Salaried VEBA	3.7	3.8
Deferred tax liabilities	23.7	13.9
Long-term liabilities	90.8	81.7
Long-term debt, net	1,041.2	1,039.8
Total liabilities	1,644.4	1,615.2
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2024 and December 31, 2023; no shares were issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2024 and December 31, 2023; 22,923,041 shares issued and 16,087,755 shares outstanding at September 30, 2024; 22,851,077 shares issued and 16,015,791 shares outstanding at December 31, 2023	0.2	0.2
Additional paid in capital	1,114.6	1,104.7
Retained earnings	11.8	10.1
Treasury stock, at cost, 6,835,286 shares at both September 30, 2024 and December 31, 2023	(475.9)	(475.9)
Accumulated other comprehensive income	16.3	13.1
Total stockholders' equity	667.0	652.2
Total liabilities and stockholders' equity	$2,311.4	$2,267.4

1.
Please refer to the Company's Form 10-Q for the quarter ended September 30, 2024 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net income	$12.0	$5.4	$39.7	$39.6
Interest expense	10.7	11.4	$33.3	35.4
Other (income) expense, net	(8.7)	2.2	$(19.1)	(8.9)
Income tax provision	3.4	0.1	$11.7	8.0
GAAP operating income	17.4	19.1	65.6	74.1
Mark-to-market (gain) loss[1]	—	(0.3)	2.2	(0.2)
Restructuring costs	0.7	1.6	7.6	4.2
Non-cash asset impairment charge	—	—	0.4	—
Other operating NRR loss[2,3]	3.3	—	3.7	—
Operating income, excluding operating NRR items	21.4	20.4	79.5	78.1
Depreciation and amortization	29.0	27.2	86.8	79.9
Adjusted EBITDA[4]	$50.4	$47.6	$166.3	$158.0

GAAP net income	$12.0	$5.4	$39.7	$39.6
Operating NRR items	4.0	1.3	$13.9	4.0
Non-operating NRR items[5]	(8.6)	1.4	$(19.1)	(10.3)
Tax impact of above NRR items	1.0	(0.7)	$1.1	1.2
Adjusted net income	$8.4	$7.4	$35.6	$34.5

Net income per share, diluted[6]	$0.74	$0.34	$2.44	$2.46
Adjusted earnings per diluted share[6]	$0.51	$0.46	$2.18	$2.14

1.
Mark-to-market (gain) loss on derivative instruments includes the (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the impact realized upon settlement.
2.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
3.
Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
5.
Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, gains recorded from the sale of land, and gains recorded from business interruption insurance recoveries.
6.
Diluted shares for EPS are calculated using the two-class method for the quarter and nine months ended September 30, 2024 and the treasury stock method for the quarter and nine months ended September 30, 2023.

Totals may not sum due to rounding.